Exhibit 23.1
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INDEPENDENT AUDITORS' CONSENT
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         We consent to the incorporation by reference in this Registration
Statement of Noble International, Ltd. on Form S-3 of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for the impairment or disposal of long-lived assets and goodwill in 2002), included in the Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2003, and to the reference to us under the headings "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
April 26, 2004